Exhibit 99.1

For Immediate Release:	Timothy H. Schott
Chief Financial Officer
(203) 629-9595
Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC.
Reports Fourth Quarter and Record1 Full Year Results

-	2021 Year-end Book Value reaches a record $42.48 per share vs. $40.36 a year ago

-	Record level of AUM: $1.78 billion at December 31, 2021 vs. $1.35 billion at December 31, 2020

-	2021 Net AUM inflows were a record $356 million for the year

-	2021 Full year diluted EPS reaches a record $2.68 per share

-	Company eyes launch of Private Equity Fund

Greenwich, CT, February 3, 2022 – Associated Capital Group, Inc. (“AC” or the “Company”), a diversified financial services company, today reported its financial results for the fourth quarter and full year ended December 31, 2021.

Financial Highlights – GAAP basis
($’s in 000’s except AUM and per share data)

	Fourth Quarter		Full Year
(Unaudited)	2021	2020	2021	2020
AUM – end of period (in millions)	$1,781	$1,351	$1,781	$1,351
AUM – average (in millions)	1,735	1,286	1,595	1,399

Revenues	13,998	12,009	20,924	18,983
Operating Loss	(2,131)	(4,616)	(19,076)	(12,469)
Investment and other non-operating income, net	14,961	75,599	100,415	42,352
Income/(loss) before income taxes	12,830	70,983	81,339	29,883

Net income/(loss) to shareholders:
Continuing operations, net of NCI	9,429	51,119	59,203	19,448
Discontinued operations, net of NCI	-	-	-	(632)
Net income/(loss)	9,429	51,119	59,203	18,816
Net income/(loss) per share-diluted	$0.43	$2.29	$2.68	$0.84

Class A shares outstanding (thousands)	3,095	3,311	3,095	3,311
Class B shares outstanding (thousands)	18,963	18,963	18,963	18,963
Total shares outstanding (thousands)	22,058	22,274	22,058	22,274
Book Value Per Share	$42.48	$40.36	$42.48	$40.36

1 References to financial performance records relate to the Company’s operations as a public company beginning in 2015, unless otherwise stated.

Giving Back to Society – (Y)our “S” in ESG

On November 5, the Board of Directors of Associated Capital approved a $0.30 per share shareholder designated charitable contribution (“SDCC”) for registered shareholders. This is an increase from last year’s $0.20 per share contribution. AC’s total contribution, based on the shares registered as of December 1, 2021, is approximately $6.0 million, of which approximately $1.2 million is funded by the GBL SDCC program through AC’s holdings in GBL. Since November 2015, Associated Capital’s SDCC program of corporate giving has resulted in nearly $31 million in donations to over 160 501(c)(3) institutions across the United States.

 Fourth Quarter Financial Data

-	At December 31, 2021 the book value was $42.48 per share versus $42.24 at September 30, 2021, and $40.36 per share at December 31, 2020.

-
Assets under management ended the quarter at $1.78 billion compared to $1.68 billion at September 30, 2021 and $1.35 billion at December 31, 2020. The increase in AUM for the 4th quarter 2021 is driven by net investor inflows of $88 million and market appreciation of $13 million. For the full year, the increase in AUM is driven by net investor inflows of $356 million coupled with market appreciation of $74 million.

Fourth Quarter Results

Fourth quarter revenues of $14.0 million were $2.0 million higher than the $12.0 million in revenues for the fourth quarter of 2020, largely due to higher AUM. Total operating expenses, excluding management fee, were $14.9 million in the fourth quarter 2021 compared to $13.5 million in the comparable 2020 period primarily due to payouts on higher performance fees in 2021.

Net investment and other non-operating income was $15.0 million for the quarter, $60.6 million lower than the $75.6 million generated in the prior year period, driven mainly by significant market performance in Q4 2020 as a result of the market recovery from the pandemic.

Fourth quarter Management fee expense of $1.2 million was $1.9 million lower than the $3.1 million management fee for the fourth quarter of 2020 primarily driven by lower investment income in the fourth quarter of 2021.

Our provision for income taxes was $2.6 million for the quarter compared to $18.2 million in the comparable period of 2020.

The increase in book value per share is driven by income during the period, partially offset by the impact of accretion of the discount on the redeemable non-controlling interest issued by our consolidated subsidiary, PMV Consumer Acquisition Corporation (“PMV SPAC”). Accumulated accretion is expected to reverse upon the consummation of a business combination, which is expected to result in the deconsolidation of PMV SPAC.

Full Year Results

Revenues for the year ended 2021 reached $20.9 million compared to $19.0 million in 2020 due to the record levels of both net inflows as well as total AUM for the year combined with the positive investment performance.

For 2021, operating loss before management fee was $10.7 million compared to $9.4 million in 2020, primarily driven by increased Compensation expense, which was driven by better performance of our funds in 2021 when compared to the prior year as well as higher share-based compensation expense due to an increase in our share price. These items were offset by increases in revenues, and a one-time credit recorded to Other operating expenses.

Non-operating income increased to $100.4 million compared to $42.4 million in 2020, primarily driven by a $28.5 million increase related to our holdings of GBL (including a special $2 per share dividend declared in 2021) and other portfolio performance increases.

Management fee expense increased to $8.4 million compared to $3.1 million in 2020 primarily driven by higher investment income in 2021.

Our income tax rate for the year was 21.8% and was lower than the 31.4% rate for the prior year primarily due to foreign investments impacting the prior year rate.

For the year ended 2021 the Company recorded Net Income of $59.2 million, compared to $18.8 million for 2020. Diluted EPS was $2.68 compared to $0.84 for the prior year.

Book value was a record $42.48 per share at December 31, 2021 versus $40.36 per share at December 31, 2020. The increase in Book value per share reflects higher net income aided in part by modest buybacks during the year, partially offset by the accretion of redeemable noncontrolling interest.

Assets Under Management (AUM)
Assets under management at December 31, 2021 reached a record of $1.8 billion, up $430 million from year-end 2020 due to record annual net inflows of $356 million as well as $74 million in market appreciation.

($ in millions)	December 31, 2021	December 31, 2020
Merger Arbitrage	$1,542	$1,126
Event-Driven Value(a)	195	180
Other	44	45
Total AUM	$1,781	$1,351

(a)	Assets under management represent the assets invested in this strategy that are attributable to Associated Capital Group, Inc.

Alternative Investment Management

The alternative investment strategies focus on the merger arbitrage strategy which has an absolute return focus of generating returns in excess of short term Treasury Bills, as well as strategies using fundamental, active, event-driven special situations factors.

Merger Arbitrage

For the fourth quarter 2021, merger arbitrage generated gross returns of 2.39% (1.73% net of fees), for the year to date period, gross returns were 10.81% (7.78% net of fees), adding to its historical record of positive net returns in 35 of the last 37 years. A summary of our performance by strategy is as follows:

Performance(a)	4Q ‘21	2021	2020	2019	2018	5 Year(b)	Since Inception	(b)(c)
Merger Arb
Gross	2.39	10.81	9.45	8.55	4.35	7.54	10.38
Net	1.73	7.78	6.70	5.98	2.65	5.19	7.36

(a)
All performance is net of fees and expenses, unless otherwise noted. Performance shown for actual fund in this strategy. Other fund performance in this strategy may vary. Past performance is no guarantee of future results.

(b)	Represents annualized returns through December 31, 2021

(c)	Inception Date: Merger Arb - Feb-85

	Merger Arbitrage Flagship Fund
	Percent Return (%)
Year	Gross Return	Net Return	90 Day T-Bills	T-Bills + 400bps	Gross Excess Return
2021	10.81	7.78	0.05	4.05	6.76
2020	9.45	6.70	0.58	4.58	4.87
2019	8.55	5.98	2.25	6.25	2.30
2018	4.35	2.65	1.86	5.86	-1.52
2017	4.69	2.92	0.84	4.84	-0.15
2016	9.13	6.44	0.27	4.27	4.86
2015	5.33	3.43	0.03	4.03	1.30
2014	3.89	2.29	0.03	4.03	-0.15
2013	5.33	3.43	0.05	4.05	1.28
2012	4.32	2.63	0.07	4.07	0.25
2011	4.89	3.07	0.08	4.08	0.82
2010	9.07	6.35	0.13	4.13	4.94
2009	12.40	9.15	0.16	4.16	8.24
2008	0.06	-0.94	1.80	5.80	-5.74
2007	6.39	4.26	4.74	8.74	-2.35
2006	12.39	8.96	4.76	8.76	3.63
2005	9.40	6.63	3.00	7.00	2.40
2004	5.49	3.69	1.24	5.24	0.25
2003	8.90	6.26	1.07	5.07	3.83
2002	4.56	2.45	1.70	5.70	-1.14
2001	7.11	4.56	4.09	8.09	-0.98
2000	18.10	13.57	5.96	9.96	8.14
1999	16.61	12.31	4.74	8.74	7.87
1998	10.10	7.21	5.06	9.06	1.04
1997	12.69	9.21	5.25	9.25	3.44
1996	12.14	8.84	5.25	9.25	2.89
1995	14.06	10.27	5.75	9.75	4.31
1994	7.90	5.53	4.24	8.24	-0.34
1993	12.29	8.91	3.09	7.09	5.20
1992	7.05	4.78	3.62	7.62	-0.57
1991	12.00	8.76	5.75	9.75	2.25
1990	9.43	6.67	7.92	11.92	-2.49
1989	23.00	17.55	8.63	12.63	10.37
1988	45.84	35.66	6.76	10.76	35.08
1987	-13.67	-14.54	5.90	9.90	-23.57
1986	33.40	26.14	6.24	10.24	23.16
1985	30.47	22.64	7.82	11.82	18.65

				Average	3.49

The performance above refers to our merger arbitrage flagship fund. Both net and gross returns are shown. Net returns are net of management and incentive fees. Gross returns are gross of management and incentive fees. Individual investment returns may differ due to timing of investment and other factors. Past performance is not indicative of future results.

M&A activity remained vibrant in the fourth quarter of 2021, totaling $1.5 trillion, the sixth consecutive quarter that M&A exceeded $1 trillion and the second largest quarter ever. The strong fourth quarter brought full year M&A activity to $5.9 trillion, the strongest year on record and an increase of 64% compared to 2020 levels. Excluding SPAC acquisitions of $600 billion, 2021 was still a record year for (traditional) M&A.

Deal activity was propelled by mid-size deals, those valued between $1-$5 billion, which totaled $1.9 trillion, an increase of 115% compared to 2020 and a new record. Mega-deals valued over $10 billion totaled $1.1 trillion, a 30% increase year over year. In terms of geography, the U.S. remained the most active venue for targets, totaling $2.6 trillion in deals and accounting for 44% of all deals (up from 39% in 2020). We have said for years that a key tenet of the current M&A wave is global growth and this was evidenced by cross-border deal activity which surpassed $2 trillion for the first time in history, reaching $2.1 trillion, an increase of 68% compared to 2020.

Following years of record fundraising, private equity acquirers more than doubled their activity from 2020 with $1.2 trillion in announced deals, which accounted for 20% of M&A activity in 2021. The most active sectors were Technology ($1.7 trillion in new deals, an increase of 71% year over year) which accounted for 20% of deal value, Financials (13% of M&A volume), and Industrials (11% of M&A volume.)

The drivers remain in place for robust deal activity in 2022 and beyond. We continue to find attractive investment opportunities in newly announced and pipeline deals. We remain focused on investing in highly strategic, well-financed deals with an added focus on near-term catalysts, and are upbeat about our prospect to generate absolute returns in 2022.

The Merger Arbitrage strategy is offered domestically through partnerships as well as to institutional investors.  Internationally, the strategy is offered through a number of vehicles, including EU regulated UCITS structures and the London Stock Exchange listed investment company, Gabelli Merger Plus + Trust Plc (GMP-LN).

Shareholder Dividends and Buybacks

At its meeting on November 5, 2021, the Board of Directors declared a semi-annual dividend of $0.10 per share which was paid on December 15, 2021 to shareholders of record on December 1, 2021.

During the fourth quarter, AC repurchased 4,302 Class A shares, for $0.2 million, at an average investment of $36.49 per share.

Since our spin-off from GBL on November 30, 2015, AC has returned $153.7 million to shareholders through share repurchases, and exchange offers, in addition to paying dividends of $27.7 million, including the $4.4 million tax-free distribution of Morgan Group Holdings (MGHL) on August 5, 2020.

At December 31, 2021, there were 3.1 million Class A shares and 19.0 million Class B shares outstanding.

About Associated Capital Group, Inc.

Associated Capital Group, Inc. (NYSE:AC), based in Greenwich Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.). The proprietary capital is earmarked for our direct investment business that invests in new and existing businesses. The direct investment business long term plan has three core pillars; Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor; the SPAC business (Gabelli special purpose acquisition vehicles), launched in April 2018; and, Gabelli Principal Strategies Group, LLC (“GPS”), created to pursue strategic operating initiatives.

Operating Loss Before Management Fee

Operating loss before management fee expense represents a non-GAAP financial measure used by management to evaluate its business operations.  We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.

	Year-to-date
($ in 000’s)	2021	2020
Operating loss – GAAP	$(19,076)	$(12,469)
Add: management fee expense	8,426	3,101
Operating loss before management fee – Non-GAAP	$(10,650)	$(9,368)

Table I
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Amounts in thousands)

	December 31, 2021	December 31, 2020
ASSETS

Cash, cash equivalents and US Treasury Bills (a)	$380,044	$383,962
Investments in securities and partnerships (a)	501,706	495,579
Investment in GAMCO stock (b)	60,389	48,907
Receivable from brokers (a)	42,478	24,677
Deferred tax assets	-	2,207
Other receivables (a)	18,409	15,273
Other assets (a)	25,201	28,900
Investments in marketable securities held in trust (a)	175,109	175,040

Total assets	$1,203,336	$1,174,545

LIABILITIES AND EQUITY

Payable to brokers (a)	$9,339	$6,496
Income taxes payable, including deferred tax liabilities, net	8,575	9,746
Compensation payable	19,730	18,567
Securities sold short, not yet purchased (a)	12,905	17,571
Accrued expenses and other liabilities (a)	3,580	7,823
Deferred underwriting fee payable (a)	6,125	6,125
PMV warrant liability (a)	5,280	-
Sub-total	$65,534	$66,328

Redeemable noncontrolling interests (a)	202,456	206,828

Total equity	935,346	901,389

Total liabilities and equity	$1,203,336	$1,174,545

(a)
Includes amounts related to consolidated variable interest entities (“VIEs”) and voting interest entities (“VOEs”), refer to footnote E of the Condensed Consolidated Financial Statements included in the 10-K report to be filed for the year ended December 31, 2021 for more details on the impact of consolidating these entities.

(b)	2,417,500, and 2,756,876 shares, respectively.

Table II
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues
Investment advisory and incentive fees	$13,903	$11,864	$20,530	$18,288
Other	95	145	394	695
Total revenues	13,998	12,009	20,924	18,983

Compensation costs	12,747	11,031	24,457	19,436
Other operating expenses	2,165	2,493	7,117	8,915
Total expenses	14,912	13,524	31,574	28,351

Operating income/(loss) before management fee	(914)	(1,515)	(10,650)	(9,368)

Investment gain/(loss)	14,102	71,635	93,405	36,864
Interest and dividend income from GAMCO	154	2,635	5,442	2,812
Interest and dividend income, net	2,777	1,329	6,357	5,683
Shareholder-designated contribution	(2,072)	-	(4,789)	(3,007)
Investment and other non-operating income/(expense), net	14,961	75,599	100,415	42,352

Income/(loss) before management fee and income taxes	14,047	74,084	89,765	32,984
Management fee	1,217	3,101	8,426	3,101
Income/(loss) before income taxes	12,830	70,983	81,339	29,883
Income tax expense/(benefit)	2,611	18,231	17,705	9,374
Income/(loss) from continuing operations, net of taxes	10,219	52,752	63,634	20,509
Income/(loss) from discontinued operations, net of taxes	-	-	-	(632)
Income/(loss) before noncontrolling interests	10,219	52,752	63,634	19,877
Income/(loss) attributable to noncontrolling interests	790	1,633	4,431	1,061
Net income/(loss) attributable to Associated Capital Group, Inc.’s shareholders	$9,429	$51,119	$59,203	$18,816

Net income/(loss) per share attributable to Associated Capital Group, Inc.’s shareholders:
Basic - Continuing operations	$0.43	$2.29	$2.68	$0.87
Basic - Discontinued operations	-	-	-	(0.03)
Basic – Total	$0.43	$2.29	$2.68	$0.84

Diluted - Continuing operations	$0.43	$2.29	$2.68	$0.87
Diluted - Discontinued operations	-	-	-	(0.03)
Diluted - Total	$0.43	$2.29	$2.68	$0.84

Weighted average shares outstanding:
Basic	22,059	22,304	22,120	22,369
Diluted	22,059	22,304	22,120	22,369

Actual shares outstanding – end of period	22,058	22,274	22,058	22,274

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.